Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

Tucows Amends and Extends Third Modified Dutch Tender Offer

        TORONTO—September 10, 2009—Tucows Inc. (AMEX:TCX, TSX:TC) a global provider of domain names, email and other Internet services, announced today that it has narrowed the price range that it is offering for the repurchase of shares of its Common Stock under the modified Dutch auction tender that commenced on August 20, 2009 to no less than $0.52 and no more than $0.60 per share. The previous price range offered by the Company was no less than $0.40 and no more than $0.60 per share. The Company has also extended the term of the tender offer to 5:00 p.m., New York City time, on October 2, 2009. The offer was previously scheduled to expire at 5:00 p.m., New York City time, on September 18, 2009.

        The closing price of Tucows' common stock on the NYSE Amex on September 9, 2009 was $0.58 per share. Shareholders have the opportunity to tender some or all of their shares at a price within the $0.52 to $0.60 per share price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, Tucows will determine the lowest per share price within the range that will enable it to buy 5,000,000 shares, or such lesser number of shares that are properly tendered. If shareholders of more than 5,000,000 shares properly tender their shares at or below the determined price per share, Tucows will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis. Additionally, if more than 5,000,000 shares are properly tendered, the number of shares to be repurchased by Tucows pursuant to the tender offer may, at the discretion of Tucows, be increased by up to 2% of Tucows' outstanding shares, or approximately 1,357,000 shares, without amending or extending the tender offer.

        Shareholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is subject to a number of other terms and conditions specified in the offer to purchase that has been distributed to shareholders.

        The information agent for the offer is StockTrans, Inc. None of Tucows, its board of directors or the information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Tucows.

        This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tucows' common stock. The offer is being made solely by the tender offer statement. Investors are urged to read Tucows' tender offer statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer, which includes as exhibits, the offer to purchase, the supplement to the offer to purchase and the amended letter of transmittal when they become available, because they contain important information, as well as any amendments or supplements to the statements when they become available. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from StockTrans, Inc., the information agent for the tender offer, by directing such request to: StockTrans, Inc., Attn: Re-Organization Dept., 44 West Lancaster Avenue, Ardmore, PA 19003, telephone (800) 733-1121.

About Tucows

        Tucows is a global Internet services company. OpenSRS manages over 8 million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale.

Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

        For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com.

        This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including statements regarding the expected expiration date, the number of shares to be purchased and the purchase price per share. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows' business, results of operations and financial condition is included in the Risk Factors sections of Tucows' filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and, except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

        TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.